Exhibit 6.1

$500,000.00 Initial Principal Amount	June 1, 2020

SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, HAMMITT, INC., a California corporation (“Maker”), hereby promises to pay to the order of The Shannon Christiansen Seare Trust (collectively, the “Payees”), without offset, the principal amount reflected on the Loan Grid attached hereto advanced to Maker (the “Loan”) of $500,000.00 in lawful money of the United States of America, which shall be adjusted as set forth herein.

1.             Payments of Principal and Interest. The outstanding principal balance of this Note shall bear interest at a rate of 15% per annum, which interest shall begin to accrue on the date the first amount of Loan is delivered to Maker. Maker shall make monthly payments of all accrued interest on the last day of each calendar month beginning ________ 30, 2020. If the last day of a calendar month is not a business day, the interest payment shall be due on the last business day prior to the end of the calendar month. Payments shall be applied first against accrued and unpaid interest and then against the principal outstanding under this Note. The remaining balance of the Loan shall be paid on or before June 30, 2023.

2.             Optional Prepayment. From and after the date hereof, Maker may, prepay this Note in whole or in part. There shall be no premium or penalty in connection with any prepayment. Such prepayment shall include all accrued and unpaid interest on the principal amount of such prepayment and be applied first against accrued and unpaid interest, if any and then against principal outstanding under this Note.

3.             Closing Fee and Costs. Maker shall pay to Payees a nonrefundable closing fee of 5% of the amount of the Loan inclusive of accounting and legal fees arising out of the Loan and the preparation of this Note (the “Closing Fee”) to offset transaction costs of Payees. The Closing Fee shall be payable on the date any Loan is made and may be withheld from the proceeds of the Loan. The Closing Fee, once paid, shall be nonrefundable under all circumstances.

4.             Security. As security for the repayment of all liabilities arising under this Note, Maker hereby grants to Payees a security interest in and lien on all of Maker’s assets, as evidenced by that certain Security Agreement, of even date herewith (the “Security Agreement”), by and between Payees and Maker.

5.             Events of Default. For purposes of this Note, the Maker shall be in default hereunder (and an “Event of Default” shall have occurred hereunder) if:

(a)           Maker shall fail to pay when due any payment of principal, interest, fees, costs, expenses or any other sum payable to Payees hereunder, under the Pledge Agreement, Deed of Trust, Guaranty or otherwise;

(b)           Maker becomes insolvent, bankrupt or generally fails to pay any material debts as such debts become due; is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and if appointed without its consent, not be discharged within sixty (60) consecutive days; makes an assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and if contested by it not dismissed or stayed within sixty (60) consecutive days; if proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors is instituted or commenced by or against Maker; if any order for relief is entered relating to any of the foregoing proceedings; if Maker shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or if Maker shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing;

(c)           This Note shall, for any reason not be or shall cease to be in full force and effect or shall be declared null and void or this Note shall not give or shall cease to give the Payees the liens, rights, powers and privileges purported to be created thereby in favor of the Payees, superior to and prior to the rights of all third persons or entities and subject to no other liens, or (ii) the validity or enforceability of this Note or the lien granted herein or in the Pledge Agreement, Deed of Trust or Guaranty shall be contested by any party; or

(d)           If Payees determine, in their reasonable discretion, that Maker has taken any action or failed to take any action, or that any material adverse change has occurred in Maker’s business, operations, condition (financial or otherwise) or prospects, such that Maker’s ability to make all payments required under Section 1 hereof has been jeopardized.

6.             Consequences of Default. Upon the occurrence of an Event of Default and the failure of Maker to cure such default within ten (10) days after the occurrence of such Event of Default, the entire unpaid principal balance of this Note, together with interest accrued thereon and with all other sums due or owed by Maker hereunder, as well as all out-of-pocket costs and expenses (including but not limited to reasonable attorneys’ fees, disbursements, litigation expenses and costs) incurred by Payees in connection with the collection or enforcement of this Note, shall, at the option of Payees, and by notice to Maker, become due and payable immediately. Upon the occurrence of an Event of Default and thereafter, the unpaid balance of principal and interest under this Note shall, until paid and both before and after judgment, accrue interest at the rate of 20% per annum (the “Default Rate”). The acceptance of any installment or payment after the occurrence of an Event of Default or event giving rise to the right of acceleration provided for herein shall not constitute a waiver of such right of acceleration with respect to such Event of Default or event or any subsequent Event of Default.

7.             Expenses. In addition to all of the sums payable hereunder, if Payees become a party to any suit, negotiation or proceeding with respect to this Note, or in the event of the commencement of any bankruptcy or insolvency proceedings involving Maker, or if Payees engage counsel to collect or to enforce performance of this Note, or if Payees incur any other costs and expenses in perfecting, protecting or enforcing its rights hereunder or in responding to any request of Maker for any consent, waiver, approval, modification or release in connection with this Note, Payees’ counsel fees, and all other costs and expenses paid or incurred by Payees, shall be paid by Maker to Payees on demand, with interest at the Default Rate.

8.             Remedies not Exclusive. The remedies of Payees provided herein or otherwise available to Payees at law or in equity shall be cumulative and concurrent, and may be pursued singly, successively and together at the sole discretion of Payees, and may be exercised as often as occasion therefore shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same.

9.             Notices. All notices required to be given to any of the parties hereunder shall be in writing and shall be delivered (a) by personal delivery, with receipt acknowledged; (b) by facsimile or e-mail (with original copy to follow); (c) by reputable overnight commercial courier service; or (d) by United States registered or certified mail, return receipt requested, postage prepaid, to the parties at the addresses as set forth below (subject to the right of a party to designate a different address for itself by notice similarly given):

If to Maker:	HAMMITT, INC.
[ ]

If to Payees:	The Shannon Christiansen Seare Trust
111 S. Main Street, Suite 2050
Salt Lake City, UT 84111

Any notice so given by United States mail shall be deemed to have been given on the fifth business day after the same is deposited in the United States mail as registered or certified mail, addressed as above provided, with postage thereon fully prepaid. Any notice given personally, by facsimile or e-mail, or by reputable overnight commercial courier service, shall be deemed to be given upon receipt of the same by the party to whom the same is to be given. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

10.           Severability. Any term or provision of this Note that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation or in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision of this Note is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

11.           Successors and Assigns. This Note inures to the benefit of Payees and their successors or assigns, and binds Maker, and its respective permitted successors and assigns, and the words “Payees” and “Maker” whenever occurring herein shall be deemed and construed to include such respective successors and assigns.

12.           Entire Agreement. Subject to Section 4 above, this Note contains the entire agreement between the parties with respect to the subject matter hereof and thereof.

13.           Modification of Agreement. This Note may not be modified, altered or amended, except by an agreement in writing signed by Maker and Payees.

14.           Releases by Maker. Maker hereby releases Payees from all technical and procedural errors, defects and imperfections whatsoever in enforcing the remedies available to Payees upon a default by Maker hereunder and hereby waives all benefit that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process or extension of time, and agrees that such property may be sold to satisfy any judgment entered on this Note, in whole or in part and in any order as may be desired by Payees.

15.           Waivers by Maker. Maker (and all endorsers, sureties and guarantors) hereby waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note; liability hereunder shall be unconditional and shall not be affected in any manner by an indulgence, extension of time, renewal, waiver or modification granted or consented to by Payees.

16.           Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without regard to conflict of law principles. Each party hereto hereby irrevocably submits and consents to the exclusive jurisdiction of the state and federal courts located in Salt Lake County, Utah with respect to any matter arising out of this Agreement. The parties further agree that any lawsuit or legal action shall be filed in the state and federal courts located in Salt Lake County, Utah, and waive any objection they may now or hereafter have to venue or to convenience of forum. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions. Notwithstanding the foregoing, Payees, in their absolute discretion, may also initiate proceedings in the courts of any other jurisdiction in which Maker may be found or in which any of its properties may be located.

17.           Headings. The headings of the sections of this Note are inserted for convenience only and do not constitute a part of this Note.

[Signature Page to Follow]

IN WITNESS WHEREOF, Maker has duly executed this Note as of the date first set forth above.

MAKER:

HAMMITT, INC.

By:	/s/ Andrew D Forbes
Name:	ANDREW D FORBES
Title:	CEO

LOAN GRID

	AMOUNT	AMOUNT	UNPAID
DATE	BORROWED	REPAID	BALANCE

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